EXHIBIT 99.2
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                          HARBOR FEDERAL BANCORP, INC.
                            1999 STOCK INCENTIVE PLAN

                      ------------------------------------
                      Agreement for Incentive Stock Options
                      ------------------------------------

     THIS STOCK OPTION (the "Option") grants ___________________________ (the Optionee) the right to purchase a total of _______ shares of Common Stock, par value $.01 per share, of Harbor Federal Bancorp, Inc. (the "Company"), at the price set forth herein, in all respects subject to the terms, definitions and provisions of the Harbor Federal Bancorp, Inc. 1999 Stock Incentive Plan (the "Plan") which is incorporated by reference herein. This Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Optionee acknowledges, through signing below, the receipt of the prospectus associated with the Plan.

     1. Option Price. The Option price per share is $_______, which equals 100%* of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Vesting and Exercise of Option. This Option shall be exercisable in accordance with the Plan as follows:

     Schedule of rights to exercise:
     ------------------------------

   Years of Continuous             Percentage of Total Shares
     Employment After                  Subject to Option
  Date of Grant of Option           Which May Be Exercised
  -----------------------           ----------------------

   Upon Grant                                  ____%
   1 year but less than 2 years                ____%
   2 years but less than 3 years               ____%
   3 years or more                             ____%

     3. Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

          (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

-------------------
* 110% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

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ISO Agreement
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          (b) contain such  representations  and  agreements  as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

          (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

          (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

          Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares that are both subject to this Option and have a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     4. Restrictions on Exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     5. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     6. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
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ISO Agreement
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     7. Term of Option.  This Option may not be exercisable  for more than ten**
years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

__________________________              HARBOR FEDERAL BANCORP, INC.
Date of Grant                           1999 STOCK INCENTIVE PLAN COMMITTEE


                                        By _____________________________________
                                           An Authorized Member of the Committee

                                        Witness:________________________________


---------------------------
** Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.
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                          HARBOR FEDERAL BANCORP, INC.
                            1999 STOCK INCENTIVE PLAN

                       ----------------------------------
                              Form for Exercise of
                             Incentive Stock Options
                       ----------------------------------

Treasurer
Harbor Federal Bancorp, Inc.
705 York Road
Baltimore, Maryland  21202-2562

         Re:      Harbor Federal Bancorp, Inc. 1999 Stock Incentive Plan

Dear Sir:

     The undersigned elects to exercise the Incentive Stock Option to purchase _______ shares, par value $.01, of Common Stock of Harbor Federal Bancorp, Inc. (the "Company") under and pursuant to a Stock Option Agreement dated _____________, ____.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

     $____   of cash or check
     $____   in the form of ______ shares of Common Stock, valued at $_______
             per share
     $       TOTAL
      ====

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________________________
Address ________________________________________________________________________
Social Security Number _________________________________________________________

___________________
      Date

                                      Very truly yours,

                                      _____________________________